EXHIBIT 8.1

SAND TECHNOLOGY INC.
SIGNIFICANT SUBSIDIARIES
For the Year ended July 31, 2009

The following significant subsidiaries are consolidated in the financial statements submitted as a part of this report:

	Jurisdiction of	Percentage of Voting
	Incorporation	Securities Owned

Controlled by Sand Technology Inc.:

Sand Technology Corporation	Delaware	100%
	United States
STSI Licensing, LLC	New Jersey
	United Sates	100%
Sand Technology (Ireland) Limited
	Ireland	100%

Controlled by Sand Technology (Ireland) Limited

Sand Technology Deutschland GmBH
	Germany	100%
Sand Technology Limited	England	100%